Exhibit 10.3

WORLDWIDE EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter “Agreement”), effective as of April 30, 2019 (the “Effective Date”), is entered into between Drywave Technologies USA, Inc., a Delaware corporation (“DWTI”), having a place of business in Denver, Colorado, and Bed Therapies, LLC a Texas Limited Liability Company (“BT”), having a place of business in Dallas, Texas.

RECITALS

WHEREAS, DWTI is the owner or exclusive licensee of certain technology, patent rights and know-how related to the DWTI Technology and Assets (as defined below);

WHEREAS, the parties recognize that in order to attract additional capital investment from investors the parties are willing to enter into an exclusive, worldwide license agreement as stated herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS.

1.1 “Affiliate” shall mean, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party (each, a “Confidentiality Exception”).

1.3 “Field” shall mean manufacturing and sales of Products utilizing DWTI Technology and Assets.

1.4 First Commercial Sale” shall mean the first sale of the Products by BT, or their respective Affiliates to customers who are not Affiliates in any Territory after all applicable marketing approvals (if any) have been granted by the applicable governing authority.

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1.5 “Markets” shall mean any and all markets.

1.6 “Net Sales” shall mean the gross sales price of the Products invoiced by BT, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of the Products) less, (a) freight and insurance costs incurred by BT, or their respective Affiliates (as applicable) in transporting the Products in final form to such customers; and (b) sales, use, value-added and other direct taxes incurred on the sale of the Product in final form to such customers.

1.7 “Products” shall mean products that use any DWTI Technology including dry hydrotherapy massage Products and that are labeled, promoted, marketed and sold solely for use in the Field. Products do not include services offered for fees that would be charged by any party using the DWTI Technology.

1.8 “Royalty Term” shall mean, the period equal to the longer of (a) if, at the time of the First Commercial Sale of a Product in Territory, the use, offer for sale, sale or import of such Product in Territory would infringe a Valid Claim (if such Valid Claim were in an issued patent), the term for which such Valid Claim remains in effect and would be infringed (if such Valid Claim were in an issued patent), and (b) ten (10) years following the date of the First Commercial Sale of a Product in Territory.

1.9 “Territory” shall mean all countries worldwide.

1.10 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the DWTI Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the DWTI Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.11 “DWTI IP Rights” shall mean, collectively, the DWTI Know-How Rights, the DWTI Patent Rights and the DWTI Technology and Assets as set forth and described herein.

1.12 “DWTI Know-How Rights” shall mean, collectively, DWTI’s rights in all trade secret and other know-how rights regarding the Products (or the use thereof) reasonably necessary or useful to develop, manufacture, obtain regulatory approval for, commercialize or use the Products in the Field.

1.13 “DWTI Patent Rights” shall mean, collectively, DWTI’s rights, as partially set forth in Schedule 1.4, in (a) all patent applications heretofore or hereafter filed which claim, and only to the extent they claim, alone or in the Products (or, in each case, the use thereof) reasonably necessary or useful to develop, manufacture, obtain regulatory approval for, commercialize or use the Products in the Field; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

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1.14 “DWTI Technology and Assets” shall mean, collectively, all drawings, bill of materials, compositions, methods, processes, uses, technology, data and information, now existing or hereafter arising, that comprise, are responsible for, derive or result from or relate to (a) methods and processes for designing, optimizing and manufacturing such Products (b) the Trademarks, service marks and trade dress rights, including each material unregistered trademark, service mark and trade name, and any goodwill associated therewith, set forth on Schedule 1.5 (the “DWTI Marks”), (c) any future Products not developed or commercialized on the Effective Date that may use DWTI IP Rights.

2. REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants to the other party as follows:

2.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.5 DISCLAIMER OF WARRANTIES. DWTI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE LICENSED IP RIGHTS ARE PROVIDED “AS IS.”

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3. LICENSES AND ASSIGNMENTS .

3.1 License Grant to BT.

On the terms and conditions of this Agreement, DWTI hereby grants to BT an exclusive, unlimited, royalty bearing license under the DWTI IP Rights to manufacture, use, and offer for sale the Products for use in the Field and in the Territory.

BT shall have the right to grant sublicenses (a) to third parties, other than Affiliates, for the purpose of manufacturing and selling Products. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and BT shall remain responsible for all payments due to DWTI hereunder.

3.2 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

4. FINANCIAL TERM.

4.1 License Fee.

The License Fee shall be $2,000,000.00, and payable as follows:

(a) $350,000.00, plus $1,000 escrow fee, due on or before April 30, 2019 (“First Payment”);

(b) $200,000.00 due on or before October 30, 2019 (“Second Payment”); and

(c) $1,450,000.00 due on or before March 2, 2020 (“Third Payment”)

4.2 Royalty. After payment of the $2,000,000 License Fee and not later than April 30, 2020, BT will pay to DWTI a Royalty of 3% of Net Sales of the Product in the Territory beginning May 1, 2020 and continuing for the Royalty Term.

4.3 Payment Method. All payments by BT to DWTI hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by DWTI to BT.

4.4 Interest. BT additionally shall pay DWTI interest on all amounts due hereunder which are not paid on or before the due date therefor, calculated at a rate equal to the lesser of two percent (2%) per month, or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is past due, compounded monthly.

5. COMMERCIALIZATION BY BT

5.1 Responsibility. BT shall be solely responsible, at its sole cost, for conducting the manufacturing, sales and commercialization of the Products.

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5.2 ETL. DWTI agrees to assign to BT all ETL certifications as exclusive licensee of the Products. All communication, changes or modifications to the ETL listing, shall be the sole responsibility, at the sole cost of BT.

5.3 Diligence. BT shall use commercially reasonable efforts to actively manufacture and sell the Products in the Territory. Commercially reasonable efforts shall mean those efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar market potential and market size and at a similar stage in the development or life of such product.

6. INTELLECTUAL PROPERTY

6.1 Prosecution and Maintenance.

BT shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain DWTI Patent Rights. In so doing, DWTI shall consider in good faith the interests of DWTI and DWTI shall assist BT, upon request and at BT’s sole expense, and to the extent commercially reasonable, in connection therewith.

In the event BT determines that it is no longer interested in maintaining any DWTI Patent Rights, DWTI shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain, and only to the extent they claim, the Products or the use thereof. DWTI shall consider in good faith the interests of BT in so doing. BT shall assist DWTI, upon request and at BT’s sole expense, and to the extent commercially reasonable, in connection therewith.

6.2 Enforcement.

In the event BT becomes aware of actual or threatened infringement of DWTI Patent Rights related to Products, BT shall promptly notify DWTI and confirm it in writing. BT shall have the sole right and the obligation, at its expense, to enforce DWTI Patent Rights. To the extent the infringement of the DWTI Patent Rights is within the Field of Use, BT shall have sixty (60) days after discovering the potential infringement to determine whether to enforce the DWTI Patent Rights. BT shall consider in good faith the interests of DWTI in so doing.

Any recovery obtained in connection with the enforcement of the DWTI Patent Rights by a party hereunder shall be distributed in the following priority: (i) the party bringing the legal action (and both parties, if brought jointly) shall be reimbursed for any expenses incurred in the action (including attorneys’ fees); and (ii) BT shall be entitled to retain ninety percent (90%) and DWTI shall be entitled to receive ten percent (10%), of any recovery after expenses; and (iii) all other damages or recovery and any special or punitive damages shall be divided in proportion to the share of expenses paid by each.

Each party shall cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the party bringing suit. Litigation shall be controlled by the party bringing suit, except that BT shall control the litigation if brought jointly. Notwithstanding anything herein to the contrary, DWTI shall have the right, at any time, to employ separate counsel of its choice and to join and participate in any suit brought by BT, but the fees and expenses of such counsel shall be at the expense of DWTI.

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Notwithstanding anything herein to the contrary, neither DWTI nor BT shall settle or compromise any suit with respect to DWTI Patent Rights in the Field of Use without the other party’s written consent, which consent shall not be unreasonably withheld. Further, in no event shall Licensee enter into a settlement or compromise of any such claim if such settlement or compromise would adversely affect in any way the rights of DWTI to the DWTI Patent Rights.

7. CONFIDENTIALITY.

7.1 Confidentiality. During the term of this Agreement and the Development and Supply Agreement and for a period of five (5) years following the expiration or earlier termination of either this Agreement or the Development and Supply Agreement, whichever is later, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party which relate to this Agreement.

7.3 Permitted Disclosures. The confidentiality obligations under this Section 7 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

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8. INDEMNIFICATION AND INSURANCE.

8.1 By BT. BT shall indemnify and hold harmless DWTI, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by BT under this Agreement; (b) the use of the DWTI IP Rights, by BT, its sublicenses or their respective Affiliates, but only to the extent such (i) Liabilities are attributable to the combination of the use of the DWTI IP Rights and any BT proprietary API; or (ii) Liabilities are the result of a breach of a representation or warranty made by BT under the Asset Purchase Agreement; (c) the manufacture, use, sale, handling or storage of the Products by or on behalf of BT, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use of the Confidential Information of DWTI by BT, its sublicensees or their respective Affiliates.

8.2 By DWTI. DWTI shall indemnify and hold harmless BT, and its directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by DWTI under this Agreement; (b) the use of the DWTI IP Rights, by BT, or their respective Affiliates, except for (i) Liabilities that are attributable to the combination of the use of the DWTI IP Rights and any BT proprietary API; or (ii) Liabilities that are the result of a breach of a representation or warranty made by BT under the Asset Purchase Agreement; or (c) the use by DWTI of the Confidential Information of BT.

8.3 Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 8, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 8, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any party claiming indemnification otherwise than under this Section 8. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 8.

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9. TERM AND TERMINATION.

9.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 9, shall continue for the period of the Royalty Term.

9.2 Termination for Breach.

If BT has breached its obligations under Section 4, then as its sole remedy for such breach, DWTI shall have the right to terminate this Agreement, effective upon thirty days (30) written notice to BT.

If a party has materially breached this Agreement (other than a breach by BT of its obligations under Section 4), and such material breach shall continue for thirty (30) days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.

9.3 Termination by BT. After the full payment of the License Fee, BT may terminate this Agreement at any time upon ninety (90) days prior written notice to DWTI.

9.4 Effect of Expiration or Termination.

Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 4.2, 4.3, 7, 8, and 10 shall survive any expiration or termination of this Agreement.

Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, (a) BT promptly shall prepare and provide DWTI with a final royalty report through the date of expiration or termination, and shall pay to DWTI all royalties owing through such date, and (b) each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

10. MISCELLANEOUS.

10.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law principles thereof. The courts of the State of Colorado shall have jurisdiction over the parties hereto in all matters arising hereunder, and the exclusive venue for any such action shall be a state or federal court located in Denver, Colorado, U.S.A.

10.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

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10.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.3 shall be void.

10.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

10.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to DWTI:

DWTI, Inc.

999 18th St.

Suite 3000

Denver, CO 80202

If to BT:

Bed Therapies, Inc.

4524 Westway Ave.

Dallas, TX 75205

Attn: Jainal Bhuiyan

With a copy to:

Jeffrey Reeser

Polsinelli

1401 Lawerence, Suite 2300

Denver, CO 80202

10.7 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

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10.8 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8 ABOVE.

10.9 Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

10.11 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

10.12 Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired; provided that the essential benefits to the parties hereunder remain intact.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

DRYWAVE TECHNOLOGIES USA, INC.

By:
Name:	Steve R. Howe
Title:	President

BED THERAPIES, LLC

By:
Name:	Jainal Bhuiyan
Title:	Manager

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

DRYWAVE TECHNOLOGIES USA, INC.

By:
Name:	Steve R. Howe
Title:	President

BED THERAPIES, LLC

By:
Name:	Jainal Bhuiyan
Title:	Manager

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SCHEDULE 1.4

DWTI PATENT RIGHTS

US Patent Number 7,311,683

Patent Application number 61/365,458

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SCHEDULE 1.5

DWTI MARKS

BT®

Making the World Feel Better TM

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